EXHIBIT 21
LAKES ENTERTAINMENT, INC.
LIST OF SUBSIDIARIES

State of
	Name of Subsidiary	Incorporation/Organization
1.	Borders Land Company, LLC	Minnesota
2.	Grand Casinos Nevada I, LLC	Minnesota
3.	Grand Casinos of Louisiana, LLC — Tunica Biloxi	Minnesota
4.	Grand Media & Electronics Distributing, Inc.	Minnesota
5.	Great Lakes Gaming of Michigan, LLC	Minnesota
6.	Lakes Cloverdale, LLC	Minnesota
7.	Lakes Game Development, LLC	Minnesota
8.	Lakes Gaming of Louisiana, LLC	Minnesota
9.	Lakes Gaming — Mississippi, LLC	Minnesota
10.	Lakes Gaming & Resorts, LLC	Minnesota
11.	Lakes Iowa Consulting, LLC	Minnesota
12.	Lakes Iowa Management, LLC	Minnesota
13.	Lakes Jamul Development, LLC	Minnesota
14.	Lakes Jamul, Inc.	Minnesota
15.	Lakes Kansas Casino Management, LLC	Minnesota
16.	Lakes Kansas Development, LLC	Minnesota
17.	Lakes KAR — Shingle Springs, LLC	Delaware
18.	Lakes Kean Argovitz Resorts — California, LLC	Delaware
19.	Lakes Kickapoo Consulting, LLC	Minnesota
20.	Lakes Kickapoo Management, LLC	Minnesota
21.	Lakes Mississippi Land Development, LLC	Minnesota
22.	Lakes Nipmuc, LLC	Minnesota
23.	Lakes Ohio Development, LLC	Minnesota
24.	Lakes Pawnee Consulting, LLC	Minnesota
25.	Lakes Pawnee Management, LLC	Minnesota
26.	Lakes Poker Tour, LLC	Minnesota
27.	Lakes Shingle Springs, Inc.	Minnesota
28.	Lakes Tunica Casino Management, LLC	Minnesota
29.	Metroplex-Lakes, LLC	Minnesota
30.	Pacific Coast Gaming — Santa Rosa, LLC	Minnesota